Exhibit 99.1
SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF INVERNESS
     The following selected financial data of Inverness as of and for each of the five fiscal years in the period ended December 31, 2007 have been derived from Inverness’ audited historical financial statements. The data below is only a summary and should be read in conjunction with Inverness’ financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

	Year Ended December 31,
	2003	2004	2005	2006	2007
		(In thousands, except per share data)			(restated)
Statement of Operations Data:
Net product and services revenue	$285,430	$365,432	$406,457	$552,130	$817,561
License and royalty revenue	9,728	8,559	15,393	17,324	21,979

Net revenue	295,158	373,991	421,850	569,454	839,540
Cost of sales	167,641	226,987	269,538	340,231	445,813

Gross profit	127,517	147,004	152,312	229,223	393,727
Operating expenses:
Research and development	24,367	31,954	30,992	48,706	69,547
Purchase of in-process research and development	—	—	—	4,960	173,825
Sales and marketing	52,504	57,957	72,103	94,445	167,770
General and administrative	35,812	52,707	59,990	71,243	158,438
Loss on dispositions, net	—	—	—	3,498	—

Operating income (loss)	14,834	4,386	(10,773)	6,371	(175,853)
Interest expense and other expenses, net	(3,270)	(18,707)	(1,617)	(17,822)	(74,251)

(Loss) income from continuing operations before provision for income taxes	11,564	(14,321)	(12,390)	(11,451)	(250,104)
Provision (benefit) for income taxes	2,911	2,275	6,819	5,727	(979)
Equity earnings of unconsolidated entities, net of tax	—	—	—	336	4,372

(Loss) income from continuing operations	$8,653	$(16,596)	$(19,209)	$(16,842)	$(244,753)

(Loss) income from continuing operations available to common stockholders — basic and diluted(1)	$7,695	$(17,345)	$(19,209)	$(16,842)	$(244,753)

(Loss) income per common share(1):
Basic(1)	$0.49	$(0.87)	$(0.79)	$(0.49)	$(4.75)

Diluted(1)	$0.44	$(0.87)	$(0.79)	$(0.49)	$(4.75)

	December 31,
	2003	2004	2005	2006	2007
		(In thousands)			(restated)
Balance Sheet Data:
Cash and cash equivalents	$24,622	$16,756	$34,270	$71,104	$414,732
Working capital	$44,693	$62,615	$84,523	$133,313	$674,066
Total assets	$540,529	$568,269	$791,166	$1,085,771	$4,880,759
Total debt	$176,181	$191,224	$262,504	$202,976	$1,387,849
Redeemable convertible preferred stock	$6,185	$—	$—	$—	$—
Total stockholders’ equity	$265,173	$271,416	$397,308	$714,138	$2,586,667

(1)	Basic and diluted (loss) income from continuing operations available to common stockholders and basic and diluted (loss) income per common share are computed as described in Notes 2(n) and 14 of Inverness’ consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
     The following table presents summary unaudited pro forma condensed combined financial data that reflects the proposed acquisition of Matria by Inverness. This information also reflects the following significant acquisitions and dispositions that Inverness has completed since December 31, 2006:
•	Inverness’ issuance of 13.6 million shares of common stock in November 2007 for net proceeds of $806.9 million;

•	Inverness’ acquisition of Cholestech in September 2007;

•	Inverness’ acquisition of Biosite in June 2007, including the related financing transactions;

•	the formation of Inverness’ 50/50 joint venture with P&G in May 2007 for the development, manufacturing, marketing and sale of certain consumer diagnostic products, pursuant to which Inverness contributed its consumer diagnostics net assets to the joint venture and received a cash payment of $325 million; and

•	Inverness’ acquisition of Instant Technologies in March 2007.
     This information is derived from and should be read in conjunction with the “Selected Unaudited Pro Forma Condensed Combined Financial Data” and the historical financial statements and notes thereto of Inverness and Matria that are incorporated by reference in this proxy statement/prospectus. This information does not reflect the pro forma effect of other acquisitions that Inverness has completed since December 31, 2006, none of which is significant enough to require the presentation of pro forma financial information. All acquisitions are reflected using the purchase method of accounting, and the actual operating results are included in Inverness’ historical financial results only from their respective dates of acquisition.
     The unaudited pro forma condensed combined statements of operations data assume that the pending acquisition of Matria, the acquisitions of Cholestech, Biosite and Instant and the consummation of the 50/50 joint venture with P&G occurred on January 1, 2007. The unaudited pro forma condensed combined balance sheet data assume that the pending acquisition of Matria occurred on December 31, 2007. The historical Inverness balance sheet as of December 31, 2007 reflects the acquisitions of Cholestech, Biosite and Instant and the formation of the 50/50 joint venture with P&G.
     The pro forma data in the table assume that the merger is accounted for using the purchase method of accounting and represent a current estimate based on available information of the combined company’s results of operations for the periods presented. As of the date of this document, Inverness has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Matria assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified all the adjustments necessary to conform Matria’s data to Inverness’ accounting policies. However, Inverness has made certain adjustments to the historical book values of the assets and liabilities of Matria as of December 31, 2007 to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial data. The fair value adjustments included in the unaudited pro forma condensed combined financial data represent management’s estimates of these adjustments based upon currently available information. The preliminary purchase price allocations assigned value to certain identifiable intangible assets, including, among other things, customer relationships, core technology and trademarks. Actual results may differ from this unaudited pro forma combined data once Inverness has determined the final purchase price for Matria and has completed the detailed valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting policy changes for Matria. Accordingly, the final purchase price allocations, which will or may be determined subsequent to the closing of the merger, and their effects on results of operations, may differ materially from the unaudited pro forma combined amounts included in this section.

     The unaudited pro forma condensed combined financial data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the merger or the other transactions described above been consummated as of January 1, 2007 or December 31, 2007.

Year Ended
December 31, 2007
(In thousands, except
per share amounts)
Pro Forma Condensed Combined Statement of Operations Data:
Net product and services revenues	$1,337,499
Research and license revenues	24,697

Net revenues	1,362,196
Cost of sales	667,484

Gross profit	694,712
Operating expenses:
Research and development	93,421
Purchase of in-process research and development	4,825
Sales and marketing	297,935
General and administrative	235,153

Operating income	63,378
Interest and other income (expense), net	(121,496)

Loss before income taxes	(58,118)
Income tax provision	1,352

Net loss	$(59,470)
Preferred dividends	21,489

Net loss available to common stockholders	$(80,959)

Net loss per common share:
Basic and diluted	$(1.18)
Weighted average shares — basic and diluted	68,335

As of
December 31, 2007
(In thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$152,717
Working capital	$273,887
Total assets	$5,744,926
Total long-term liabilities, excluding current portion	$2,047,700
Total stockholders’ equity	$3,351,832

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
     The following table presents for Inverness common stock and Matria common stock certain historical, pro forma, pro forma combined and pro forma combined equivalent per share financial information. The pro forma financial information for Inverness reflects the following significant acquisitions and dispositions that Inverness has completed since December 31, 2006:
•	Inverness’ issuance of 13.6 million shares of common stock in November 2007 for net proceeds of $806.9 million;

•	Inverness’ acquisition of Cholestech in September 2007;

•	Inverness’ acquisition of Biosite in June 2007, including the related financing transactions;

•	the formation of Inverness’ 50/50 joint venture with P&G in May 2007 for the development, manufacturing, marketing and sale of certain consumer diagnostic products, pursuant to which Inverness contributed its consumer diagnostics net assets to the joint venture and received a cash payment of $325.0 million; and

•	Inverness’ acquisition of Instant Technologies in March 2007.
     For more pro forma financial information regarding these transactions, including certain estimates and assumptions made by Inverness with respect to that information, see “Summary Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 20. The pro forma financial information for Inverness does not reflect the pro forma effect of other acquisitions that Inverness has completed since December 31, 2006, none of which is significant enough to require the presentation of pro forma financial information. All acquisitions are reflected using the purchase method of accounting, and the actual operating results are included in Inverness’ historical financial results only from their respective dates of acquisitions.
     For purposes of preparing the following pro forma per share data, the historical financial information for both Inverness and Matria is based on the year ended December 31, 2007.
     The pro forma, pro forma combined and pro forma combined equivalent income and dividend per share data assume that the pending acquisition of Matria and the other transactions described above occurred on January 1, 2007. The pro forma, pro forma combined and pro forma combined equivalent net book value per share data assume that the pending acquisition of Matria occurred on December 31, 2007. The pro forma combined equivalent data are calculated by multiplying the pro forma combined data by an amount equal to the pro forma equivalent price per share of $39.00 divided by $53.32, the average Inverness common stock closing stock price for the five trading days prior to January 27, 2008.
     The pro forma, pro forma combined and pro forma combined equivalent data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the merger or the other transactions described above been consummated as of January 1, 2007 or December 31, 2007.

Year Ended/As of
December 31, 2007
Inverness historical data:
Net loss per basic share (restated)	$(4.75)
Net loss per diluted share (restated)	$(4.75)
Cash dividends per share	—
Book value per share	$33.69
Inverness pro forma data(1):
Net loss per basic share	$(1.68)
Net loss per diluted share	$(1.68)
Cash dividends per share	—
Book value per share	$33.69
Matria historical data:
Net income per basic share	$0.99
Net income per diluted share	$0.96
Cash dividends per share	—
Book value per share	$15.94
Pro forma combined data(2):
Net loss per basic share	$(1.18)
Net loss per diluted share	$(1.18)
Cash dividends per share	—
Book value per share	$34.32
Pro forma combined equivalent data:
Net loss per basic share	$(0.86)
Net loss per diluted share	$(0.86)
Cash dividends per share	—
Book value per share	$25.11

(1)	Reflects the pro forma effects of the acquisitions of Cholestech, Biosite and Instant Technologies and the formation of the 50/50 joint venture with P&G.

(2)	Reflects the pro forma effects of both the transactions described in note (1) and the proposed acquisition of Matria.

RATIO OF EARNINGS TO FIXED CHARGES
     Inverness’ consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Year Ended December 31,
	2007		2006		2005		2004		2003
Ratio of Earnings to Fixed Charges(1)	—	(2)	0.6x	(2)	0.5x	(2)	0.4x	(2)	2.0x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(2)	Due to the loss from operations for the years ended December 31, 2007, 2006, 2005 and 2004 there were insufficient earnings of $248.8 million, $11.8 million, $12.4 million and $14.3 million, respectively, to cover fixed charges.